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                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C.  20549

                             FORM 8-K

                          CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported) April 1, 2000

                         USBANCORP, Inc.
      (Exact name of registrant as specified in its charter)

        Pennsylvania                 0-11204         25-1424278
(State or other jurisdiction      (Commission      (IRS Employer
      of incorporation)           File Number)      Ident. No.)

Main and Franklin Streets, Johnstown, Pennsylvania       15901
     (Address of principal executive offices)         (Zip Code)

                          (814) 533-5300
        Registrant's telephone number, including area code

                               N/A
   (Former name or former address, if changed since last report)

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Item 2.  Acquisition or Disposition of Assets

     On April 1, 2000, USBANCORP, Inc. distributed to its shareholders all of the issued and outstanding common stock of Three Rivers Bancorp, Inc. ("TRBC"), on the basis of one share of TRBC common stock for every two shares of USBANCORP common stock outstanding on March 24, 2000, the record date for this distribution (hereinafter, the "Distribution"). TRBC owns all of the issued and outstanding capital stock of Three Rivers Bank and Trust Company ("Three Rivers Bank"), a Pennsylvania bank and trust company with 24 branches located in the Pennsylvania counties of Allegheny, Washington and Westmoreland. At
December 31, 1999, Three Rivers Bank had $1.07 billion in assets, $572.7 million in deposits, $479.8 million in loans and $45.4 million in shareholders' equity (excluding net assets of discontinued mortgage banking operations).

     USBANCORP's management completed the Distribution in order to (i) enhance the ability of Three Rivers Bank to raise equity capital on a substantially more cost effective basis and to facilitate potential acquisitions; (ii) improve the ability of both Three Rivers Bank and U.S. Bank to focus on their respective banking businesses; and (iii) permit U.S. Bank to negotiate with its labor union with respect to the possible implementation of an employee stock ownership plan.

     As of and after April 1, 2000, USBANCORP, together with its subsidiaries U.S. Bank, Standard Mortgage Corporation of Georgia (which was spun off to USBANCORP by Three Rivers Bank prior to the Distribution), USBANCORP Trust and Financial Services Company, United Bancorp Life Insurance Company, USNB Financial Services Corporation, UBAN Associates, Inc. and UBAN Mortgage Company, is continuing to conduct business principally in the Pennsylvania Counties of Cambria, Somerset, Westmoreland and Centre. On a pro forma basis as of December 31, 1999, assuming the Distribution was completed on such date, USBANCORP has total assets of $1.4 billion, total deposits of $658 million, total loans of $611 million and total shareholders' equity of $67 million.

     In connection with the Distribution, Orlando B. Hanselman has been elected as the President and Chief Executive Officer of USBANCORP. Mr. Hanselman, who has served as the President and Chief Executive Officer of U. S. Bank since 1995, succeeds former Chairman, President and Chief Executive Officer Terry K. Dunkle, who is now the Chairman and Chief Executive Officer of TRBC. Robert L. Wise, a director of USBANCORP since 1987, has been elected non-executive Chairman of the Board of Directors of USBANCORP.

     USBANCORP maintains no ownership interest in TRBC or Three Rivers Bank, and TRBC is an independent, publicly-owned company, the common stock of which trades on the Nasdaq national market under the symbol TRBC. However, approximately 49,600 shares of TRBC Common Stock (0.75% of the total outstanding shares) is owned by USBANCORP's and U.S. Bank's Pension Plan, Profit Sharing Plan and 401(k) Plan.

     TRBC, Three Rivers Bank and USBANCORP have entered into the Corporate Separation and Reorganization Agreement, dated
March 31, 2000, pursuant to which, among other things, the Distribution was completed and the parties agreed to make certain services, records and personnel available to each other and to indemnify each other after the Distribution Date. USBANCORP and TRBC have also entered into a Tax Separation Agreement, dated as of April 1, 2000, providing for, among other things, the allocation of tax liabilities and obligations arising from periods prior to and after the Distribution. They also intend to enter into a Services Agreement pursuant to which USBANCORP will continue to provide, upon annual review, certain services to TRBC, with the related costs and expenses being paid by TRBC. The Tax Separation Agreement is filed herewith as
Exhibit 2.1. Copies of the forms of these other agreements have been or, upon execution, will be filed with the Securities and Exchange Commission (the "SEC") as exhibits to reports filed therewith. The foregoing summary of such agreements is qualified by reference to the text of such agreements.

     USBANCORP has received a ruling (the "Tax Ruling") from the Internal Revenue Service to the effect that the Distribution qualifies as a tax-free distribution under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended. For a description of the Tax Ruling and certain United States Federal income tax consequences of the Distribution, as well as a more complete description of the Distribution, reference is made to the Information Statement mailed by USBANCORP to its shareholders and on file with the SEC.

Item 7.  Financial Statements and Exhibits.

     (a)  Financial Statements of Businesses Acquired.

               Not applicable.

     (b)  Pro Forma Financial Information

               The Pro Forma Condensed Consolidated Financial Statements of USBANCORP at and for the year ended December 31, 1999 reflecting the Distribution, which are set forth in USBANCORP's Schedule 14C Information Statement filed with the SEC, are incorporated herein by reference.

     (c)  Exhibits.

          Exhibit 2.1 Corporate Separation and Reorganization Agreement among USBANCORP, Inc., Three Rivers Bancorp, Inc. and Three Rivers Bank & Trust Company, dated as of
                        March 31, 2000, is incorporated herein
                        by reference to Exhibit 10.1 to the
                        Form 10 of Three Rivers Bancorp, Inc.

          Exhibit 2.2   Tax Separation Agreement between
                        USBANCORP, Inc. and Three Rivers
                        Bancorp, Inc., dated as of April 1,
                        2000.



                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 14, 2000        USBANCORP, INC.

                              By_/s/ Jeffrey A. Stopko_______
                                Jeffrey A. Stopko
                                Senior Vice President and
                                Chief Financial Officer